EXHIBIT 99.1

For Release Wednesday, June 11, 2008; 5:00 PM EDT

CYBERONICS REPORTS STRONG REVENUE GROWTH AND PROFITABILITY
IN FISCAL 2008 FOURTH QUARTER

Epilepsy Growth of 14%
Fiscal 2009 Revenue Guidance

HOUSTON, Texas, June 11, 2008 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the fourth quarter, and fiscal year, ended April 25, 2008.

Key quarterly highlights
Key results for the fourth quarter of fiscal 2008 compared to the fourth quarter of fiscal 2007 included:

•	Net sales of $33.9 million, an 8% increase from $31.4 million.
•	Net earnings of $2.9 million, including $1.3 million in insurance recoveries and $0.4 million in state tax credits, compared with a net loss of $10.8 million.
•	Earnings per diluted share of $0.11 cents, including $0.07 in credits from insurance recoveries and state tax credits, compared with a loss of $0.42 cents per share.
•	Unit sales attributable to the epilepsy indication increased globally by an estimated 18%, with US unit sales increasing by an estimated 20%.

Net sales
Net sales for fiscal 2008 were $121.2 million, compared to $131.0 million in fiscal 2007.  Net product sales in fiscal 2008 attributable to the epilepsy indication were $115.3 million, an increase of $13.9 million, or 14% over fiscal 2007, while sales attributable to the depression indication declined by $24.1 million to $5.4 million from $29.5 million in fiscal 2007.

U.S. net product sales in fiscal 2008 declined to $94.4 million, compared with $111.1 million in fiscal 2007, due to the continued reduction in the number of VNS Therapy™ Systems attributable to treatment-resistant depression (“TRD”), following both the preliminary and final non–coverage determinations by the Centers for Medicare and Medicaid Services in February 2007 and May 2007, respectively; however, net sales attributable to the epilepsy indication increased by approximately 10% over the prior year.
International net sales increased by 32% in fiscal 2008 to a record $26.3 million, up from the $19.9 million reported in fiscal 2007, due primarily to unit growth of 24% and the impact of foreign currency movements.

Net sales for fiscal 2008 include $0.5 million relating to the license fee of $9.5 million received during the third quarter.  It is anticipated that this license fee will be recognized at a quarterly rate of $373,000 through the end of fiscal 2014.  The unamortized amount is reflected as deferred revenue in long-term liabilities.

Gross profit
The gross profit for fiscal 2008 represented 83% of net sales compared to 86% in fiscal 2007, primarily due to lower production, and the resulting impact on overhead absorption.

Operating expenses
Operating expenses for the fourth quarter of fiscal 2008 totaled $25.0 million, and for fiscal 2008 totaled $108.4 million; for the comparable periods of fiscal 2007 operating expenses were $35.9 million and $162.2 million, respectively.

Included in expenses for the quarter ended April 25, 2008 was a credit of $1.3 million in insurance recoveries, and for fiscal 2008, insurance recoveries totaled $1.7 million.

Expenses for the quarter, and the fiscal year, ended April 25, 2008 included $2.7 million and $11.7 million for stock-based compensation expense respectively.  For the comparable periods of fiscal 2007, the amounts were $2.9 million and $19.4 million, respectively.

Operating earnings / (loss)
The company reported operating earnings of $3.0 million in the recently completed quarter, and an operating loss for fiscal 2008 of $8.2 million, compared with an operating loss of $10.2 million, and $49.5 million, in the comparable periods of fiscal 2007, respectively.

Income tax expense / (benefit)
Included in income tax expense for the quarter ended April 25, 2008 was a credit of $0.4 million relating to Texas margin tax changes.

Net income / (loss)
The company reported net income of $2.9 million, or $0.11 cents per diluted share for the fourth quarter and a net loss of $10.3 million, or $0.39 cents per share for fiscal 2008.  For the comparable periods of fiscal 2007, the amounts were a net loss of $10.8 million, or $0.42 cents per share, and a net loss of $51.2 million, or $2.01 cents per share.

Balance sheet and cash flow
Cash balances have increased by $1.1 million to $91.1 million since the end of the third quarter, and by $6.3 million since the prior fiscal year end of April 27, 2007.  The increase in the most recent quarter reflects positive operating cash flow of $7.4 million, offset by the repurchase of 479,000 shares of common stock for $6.2 million.

On April 21, 2008 the company announced the settlement of litigation regarding the $125 million convertible notes.  The settlement grants the note holders an option to redeem the notes on December 27, 2011, nine months earlier than the original maturity date.  Accordingly, the company has now reclassified this liability to long-term.

Depression update
The company previously announced an effort to identify a financial partner to assist in the execution of the clinical plan developed for the depression indication.  This effort remains ongoing, and any progress will be announced at the appropriate time.

Objectives
“During fiscal 2008 the company made significant progress on the objectives outlined by the Board in February 2007,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “In particular, the company has now recorded operating earnings and positive cash flow from operations for the last two quarters of fiscal 2008, and net earnings in the recently completed fourth quarter.  Our core U.S. epilepsy business has shown growth for three consecutive quarters, culminating in approximately 20% volume growth in the fourth quarter over the prior year, and our international operations have posted another record year with annual volume growth of 24%.  Overall, our fourth quarter revenues increased by 8% over the prior year, our balance sheet has strengthened considerably with the settlement of the convertible note litigation, and several significant legal issues are now behind us.

“While we are certainly pleased with these results, of more importance is our expectation that these positive trends will continue in fiscal 2009.  We believe that both the U.S. and worldwide epilepsy markets represent significant opportunities for the company to demonstrate consistent growth in sales and earnings in the coming years.  Specifically, continued corporate focus on epilepsy, improved pricing, geographic expansion, and an evolving replacement cycle can together enable us to increase revenues in the medium term, while improvements in gross margin can contribute to our profitability.

“For the longer term, the Cyberonics team is dedicated to development efforts towards improving the efficacy of VNS Therapy™ for epilepsy, with particular attention to initiating and participating in research efforts around seizure detection.

“Our goals for our epilepsy business include consistent volume growth in the range of 10% to 20% and the achievement of an operating margin of 25% in fiscal 2011.  Further, our improved balance sheet provides us with the flexibility to achieve sustained increases in shareholder value.

“During this important transition year, the entire Cyberonics team has contributed significantly to reinvigorating our growth, and we look forward to fiscal 2009 with increased confidence.”

Fiscal 2009 guidance
Net sales are anticipated to be in the range of $134 million to $138 million.

While the company anticipates positive earnings in fiscal 2009, no specific earnings guidance is being provided at this time as the process of identifying a financial partner for the depression indication is ongoing and could potentially have a material impact on net earnings.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as detailed below.

Fourth quarter and fiscal 2008 results conference call instructions

A conference call to discuss fiscal 2008 results will be held at 9:00 AM EDT on Thursday, June 12, 2008. To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 46957091; the leader is Dan Moore.  Presentation slides will be available on-line at www.cyberonics.com no later than 5:00 PM EDT on Wednesday, June 11, 2008.  A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.).  The replay conference ID access code is 46957091.

The replay will be available for one week on the above number, and subsequently on the Company’s website for one year.

About VNS Therapy™ and Cyberonics

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation. The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy™ System, which is FDA-approved for the treatments of epilepsy and treatment-resistant depression. The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve. Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics, Inc. and VNS Therapy™ is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words.  Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning progress in identifying a financial partner for the depression indication, our expectation that positive trends reported in this press release will continue in fiscal 2009, consistent growth in our net sales and earnings in the coming years, continued focus on our epilepsy indication, improved pricing, geographic expansion, an evolving replacement cycle, improving the efficacy of VNS Therapy™ for epilepsy, initiating and participating in research efforts around seizure detection, consistent sales volume growth of 10% to 20%, achievement of an operating margin of 25% in fiscal 2011, sustained increases in shareholder value, fiscal 2009 net sales of $134 million to $138 million, and positive earnings in fiscal 2009. Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited except where indicated)

	April 25, 2008	April 27, 2007 (Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$91,058,692	$84,804,876
Restricted cash	1,000,000	1,000,000
Accounts receivable, net of allowances of $240,925 and $308,083, respectively	20,039,832	18,914,206
Inventories	12,829,710	17,580,830
Other current assets	2,108,185	3,127,345
Total Current Assets	127,036,419	125,427,257
Property and equipment, net of accumulated depreciation of $20,935,788 and $19,606,513, respectively	5,503,139	8,028,037
Other assets	3,691,529	4,189,589
Total Assets	136,231,087	137,644,883

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Line of credit	$—	$7,500,000
Accounts payable	2,740,075	5,951,931
Accrued liabilities	14,547,877	14,844,266
Convertible Notes	—	125,000,000
Other	—	115,731
Total Current Liabilities	17,287,952	153,411,928
Long Term Liabilities:
Convertible Notes	125,000,000	—
Other	9,166,440	295,184
Total Long Term Liabilities	134,166,440	295,184
Total Liabilities	151,454,392	153,707,112
Stockholders’ Deficit:
Total Stockholders’ Deficit	(15,223,305)	(16,062,229)
Total Liabilities and Stockholders’ Deficit	$136,231,087	$137,644,883

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited except where indicated)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended

	April 25, 2008	April 27, 2007	April 25, 2008	April 27, 2007
				(Audited)
Net sales	$33,891,644	$31,431,839	$121,229,742	$130,968,437
Cost of sales	5,893,833	5,725,732	21,092,374	18,258,374
Gross Profit	27,997,811	25,706,107	100,137,368	112,710,063
Operating Expenses:
Selling, general and administrative	19,763,932	29,173,816	85,944,866	134,144,315
Research and development	5,210,171	6,732,491	22,421,199	28,092,243

Total Operating Expenses	24,974,103	35,906,307	108,366,065	162,236,558
Operating Earnings/(Loss)	3,023,708	(10,200,200)	(8,228,697)	(49,526,495)

Interest income	698,663	1,033,156	3,844,508	4,649,394
Interest expense	(1,119,284)	(1,552,842)	(5,818,272)	(5,913,119)
Other expense, net	(5,887)	(50,917)	(397,141)	(311,112)
Earnings (loss) before income taxes	2,597,200	(10,770,803)	(10,599,602)	(51,101,332)
Income tax expense (benefit)	(306,154)	(3,086)	(264,837)	78,775
Net Earnings (Loss)	$2,903,354	$(10,767,717)	$(10,334,765)	$(51,180,107)

Basic Earnings (Loss) per share	$0.11	$(0.42)	$(0.39)	$(2.01)
Diluted Earnings (Loss) per share	$0.11	$(0.42)	$(0.39)	$(2.01)

Shares used in computing basic Earnings (Loss) per share	26,626,799	25,845,930	26,568,746	25,514,232
Shares used in computing diluted Earnings (Loss) per share	26,674,622	25,845,930	26,568,746	25,514,232